EXHIBIT 23.1

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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sun Bancorp, Inc. on Form S-3 of our report dated February 1, 1999, incorporated by reference in the Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche LLP



Philadelphia, Pennsylvania
July 22, 1999